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                                                                    EXHIBIT 10.6





                           TRADEMARK LICENSE AGREEMENT

                                      DATED

                               SEPTEMBER 13, 1999


                                 BY AND BETWEEN


                                    SNAP! LLC

                                       AND

                         VALUEVISION INTERNATIONAL, INC.



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                                                                [EXECUTION COPY]


                           TRADEMARK LICENSE AGREEMENT

         This Trademark LICENSE AGREEMENT (the "Agreement") dated as of September 13, 1999 by and between Snap! L.L.C., a Delaware limited liability company ("Snap"), and ValueVision International, Inc., a Minnesota corporation ("VV").

                                    RECITALS:

         WHEREAS, Snap is the owner of certain trademarks, service marks and tradenames, which have been used by Snap to promote its Internet portal and various online services;

         WHEREAS, Snap has filed an intent to use application for the service mark "SNAPTV" (the "Exclusive Mark") and is the owner of the URL http://www.snaptv.com (the "URL");

         WHEREAS, VV operates a 24 hour/7 day television program service, consisting primarily of home shopping and transactional television, which may include the presentation of products and services for sale as well as product information (the "Television Home Shopping Service") presently known as "ValueVision Television" to multichannel video programming distributors for distribution, exhibition and transmission by Television, which the parties wish to rebrand using the Exclusive Mark;

         WHEREAS, VV intends to develop, own and operate an Internet website for Commerce Opportunities (the "Online Home Shopping Service") which carries some or all of the same products advertised on the Television Home Shopping Service which will be branded exclusively using the Exclusive Mark, and will be operated exclusively at the URL;

         WHEREAS, Snap desires to grant, and VV desires to obtain, a license to use the Exclusive Mark, the URL, and Snap trademarks, service marks, tradenames and logos set forth in Schedule 1 hereto (such Snap trademarks, service marks and tradenames being referred to as the "Non-Exclusive Marks") for VV's Television Home Shopping Service distributed, exhibited and transmitted by Television and for the operation of the Online Home Shopping Service, subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the agreements and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:



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                                   AGREEMENT:

SECTION 1. DEFINITIONS

    1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

           (a) Advertising. Communications designed to raise consumer or trade awareness and disseminated by any means of advertising, marketing, publicity, promotion, or identification, whether on a paid basis or free of charge, including, without limitation: (i) magazines, newspapers, point of purchase, outdoor and transit billboards, standees, speaker podiums, packaging, and direct mail materials; (ii) commercials, public relations materials, publicity materials and press kits and other print materials; (iii) building and other signage; (iv) Television,- radio and other multi-channel video programming sources and audio, video and other outlets; (v) Computer Services and any other global, national or local computer networks, including public and private networks; (vi) theatre; (vii) home video; (viii) any on-air graphics, including but not limited to channel identification, interstitial elements, including all suitable artwork, music, logos and any other audio or visual works or materials used in connection therewith, regardless of the form, format or medium in which they are created, stored or embodied; and (ix) any other medium or vehicle used for advertisement, publicity or promotion now known or hereafter created.

           (b) Affiliate. With respect to any Person, any Person, directly or indirectly, Controlling, Controlled by or under common Control with such first Person.

           (c) Business Day. Any calendar day other than a Saturday or a Sunday , or a day on which the commercial banks in New York City, New York are required or authorized by law to be closed.

           (d) Change of Control. Any of the following: (i) a merger, consolidation or other business combination or transaction to which a Person is a party if the shareholders of such Person immediately prior to the effective date of such merger, consolidation or other business combination or transaction, do not have beneficial ownership of voting securities representing 50% or more of the total voting power of the surviving corporation or its parent immediately following such merger, consolidation or other business combination or transaction; (ii) any Person shall have beneficial ownership of 50% or more of the total voting power of another Person; (iii) a sale of all or substantially all of the consolidated assets of a Person to another Person; or (iv) a liquidation or dissolution of a Person, other than in the case of any of the foregoing subsections (i)-(iv), the party acquiring control is General Electric Company, National Broadcasting Company, Inc., NBC Internet, Inc. or any of their respective Affiliates.

           (e) Commerce Opportunity. Any opportunity for Users or Television viewers to engage in a commerce, purchase, trade, exchange, or sale transaction, including, purchase, trade, exchange or sale opportunities for goods and services, content purchase opportunities, registration or membership sign-up opportunities, and for-fee or subscription-based content or services.


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           (f)  Computer Service. Any service or network primarily intended to deliver programs, content, or other information, to computer terminals or similar devices, including the Internet and any other packet-switched networks.

           (g) Contract. Any agreement, contract, commitment, indenture, lease, license, instrument, note, bond, security, agreement in principle, letter of intent, undertaking, promise, covenant, arrangement or understanding, whether written or oral.

           (h) Control. Having the power to direct the affairs of a Person by reason of any of the following: (A) having the power to elect or appoint, through ownership, membership or otherwise, either directly or indirectly, a majority of the governing body of such Person, (B) owning or controlling the right to vote a majority number of the shares of voting stock or other voting interest of such Person, or (C) having the right to direct the general management of the affairs of such Person by contract or otherwise.

           (i) Design Standards. Parameters for the use and exploitation of the Exclusive Mark as developed by Snap and attached hereto as Schedule 1.1(i), as updated from time to time; provided that any such updates shall apply to Snap's use of the Exclusive Mark and shall apply, to the extent applicable, to Snap's use of the Non-Exclusive Marks.

           (j) Governmental Authority. Any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign.

           (k) Gross Revenues. All fees, charges, and other amounts received by VV or its agents in connection with any Commerce Opportunity on the Online Home Shopping Service, less shipping and handling, gift wrapping, fraud, taxes (sales, use, excise and other taxes), third party sales commissions and amounts actually paid or credited for returns, exchanges, and chargebacks, but without any other adjustments of any kind.

           (l) Interactive Agreement. The Interactive Promotion Agreement, dated as of date hereof by and between Snap and VV pursuant to which VV shall operate an Online Home Shopping Service at the URL.

           (m) Interactive Delivery. The delivery of content for use by an end user to a monitor or viewing screen, whereby such delivery occurs by means of telephone lines, cable television systems, optical fiber connections, cellular phones, satellites, wireless broadcast or other means of transmission now known or hereafter devised, provided that the end user has the ability to selectively manipulate the presentation to effect substantive content changes during its use (e.g., a user can select the Internet page which such user will view). For purposes of clarity, it is understood that Interactive Delivery will not include transmission of any kind, now or hereafter devised, which makes programs and other audio and/or visual recordings of any length, available for viewing in a linear predetermined presentation (e.g., broadcast television, cable television, pay-per-view, video-on-demand) with selective manipulation available to the viewer, for example, time delay viewing of a program, color adjustment, volume control, choice of


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camera feeds, or textual and/or visual and/or audio material which enhances or provides additional information supplementary to and related to the subject matter of the linear predetermined presentation or presentations, such as (i) a separate stream of material with no return path, (ii) a separate stream of material with a return path that is not integrated or connected with the device delivering the linear presentation, or (iii) a separate stream of material with a return path that permits responses (e.g., polling) that do not effect sufficient content change to or manipulation of the linear presentation so as to constitute Interactive Delivery (as an example of an insufficient change, acknowledging poll results); provided, however, that Interactive Delivery shall not include the delivery of audio and/or visual recordings of seven minutes or more in length. In addition, Interactive Delivery shall not include the delivery of content to the end user which occurs principally by transporting a physical object incorporating the content, such as magnetic disks or optical disks (for example, CD-ROM).

           (n) Launch Date. The date on which VV commences operation of the Television Home Shopping Service branded, advertised and identified by the Exclusive Mark and the Online Home Shopping Service functions properly and is made accessible to Users in non-beta (test) version.

           (o) Licensed Advertising. Advertising created or developed, or caused to be created or developed by or on behalf of VV or any authorized third party, that bears the Exclusive Mark or any Non-Exclusive Mark and is approved or deemed approved by Snap in accordance with Section 3.4 and the other provisions of this Agreement, unless and until the approval is withdrawn or the license to use any such Licensed Advertising is terminated. Each item of Licensed Advertising shall be an item of Licensed Advertising only during the period from the date such item of Licensed Advertising is approved or deemed approved by Snap until, if applicable, the approval is terminated, and thereafter during any period such approval is reinstated and remains in effect.

           (p) Lien. (i) Any security agreement, financing statement, conditional sale or other title retention agreement; (ii) any lease, consignment or bailment given for security purposes; and (iii) any lien, charge, limitation, restrictive agreement, mortgage, pledge, option, encumbrance, adverse possessory interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases and licenses) of any kind, which conditionally or unconditionally: (a) creates or confers, or purports to create or confer, an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves or purports to retain or reserve such an interest for such purpose; (b) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results in any Person acquiring, any property or interest therein; (c) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any property; or (d) otherwise constitutes, or upon the occurrence of any event or with notice or lapse of time or both would constitute, an interest or a purported charge or claim against property, whether arising pursuant to any Requirement of Law, any Contract or otherwise.

           (q) NBC. National Broadcasting Company, Inc., a Delaware corporation.


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           (r)  NBC Competitor. A Person, division or operation in which NBC does not have direct or indirect ownership of 5% or more and whose primary business is the distribution of broad-based audio and/or visual content for viewing through Television, other than on the Internet and whether on one or more channels, across several types of content, such as: comedies, dramas, talk shows, news, sports, movies and children's programming and all direct and indirect Subsidiaries of such Person, division or operations. The NBC Competitors include, without limitation, as of the date hereof, Disney/ABC, CBS Corporation, News Corporation/Fox, Viacom (UPN), Time Warner (WB), Paxson and USA Network.

           (s) NBCi Competitor. A Person whose primary business is (a) an information, navigation and content aggregation service distributed, all or substantially all, through the Internet that provides, across more than six topics of general interest that do not relate to each other or to a common topic, a combination of all or substantially all of the following: Internet searching, content aggregation, topical interest categories and web directories (a "Portal Service"), (b) a broad-based community service distributed, all or substantially all, through the Internet that offers its members homepages, e-mail and chat rooms and may offer, in some cases, message boards, clip art, software libraries and/or online greeting cards (a "Community Service"); or (c) a service of direct marketing a broad range of third party products and services through Internet e-mail to registered members of such service (an "e-Commerce Service"). For the avoidance of doubt, the term "NBCi Competitor " does not include any Vertical Internet Business or any service that is not conducted, all or substantially all, on the Internet. Portal Services include, as of the date hereof, Microsoft Start, MSN, Netscape Netcenter, AOL, Yahoo, Excite, Lycos, Infoseek, Go Network, LookSmart and Alta Vista. Community Services include, as of the date hereof, Tripod, WhoWhere, Angelfire, GeoCities, Homestead, TalkCity, FortuneCity and theglobe.com. e-Commerce Services include, as of the date hereof, Buy.com, Xoom and Onsale.

           (t) Person. Any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

           (u) Requirement of Law. Any foreign, federal, state and local law, rule, regulation, injunction, standard, code, limitation, restriction, condition, prohibition, notice, demand or other requirement, determination, decision, order or ruling of a court or other Governmental Authority or an arbitrator, applicable to or binding upon a Person, any of its property or any business conducted by it or to which such Person, any of its property or any business conducted by it is subject.

           (v) Standards and Practices. NBC's Broadcast Standards and Practices as in effect from time to time and as determined by NBC in its sole and absolute discretion, in each case as NBC would apply to any material broadcast on NBC Television Network or delivered over the Internet, as the case may be; NBC's current Broadcast Standards and Practices are as annexed hereto in Schedule 1.1(v).

           (w) Television. Any transmission of video and audio signals of two minutes or more to individual or multiple television receivers by all means of technology, whether now


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existing or hereafter developed, including, without limitation, cable, wire or fiber of any material, superstation, cable television, master antenna ("MATV"), satellite master antenna ("SMATV"), multi-channel multi-point distribution services ("MMDS") or microwave system, or direct-to-home ("DTH") or direct broadcast satellite ("DBS") services, or digital terrestrial service; UHF or VHF television or LPTV broadcast station so that such signals are receivable by the public without charge by means of standard, roof-top or built-in television antennas; provided, however, that the term "Television" expressly shall not include: (i) any so-called "pay-per-view", "video on demand" or "video dialtone" network or service whereby a per program fee is paid by the viewer for the right to select a particular program for exhibition or whereby a fee is paid by the viewer for the right to select one or more programs for exhibition; (ii) any retransmission of an original broadcast of materials exhibited by any Television after 24 hours of the original exhibition; and (iii) Interactive Delivery.

           (x) Territory. United States of America and its possessions and territories. Should VV obtain the rights and satisfy the regulatory requirements for VV's Television Home Shopping Service to be distributed in Canada and decide to pursue such distribution, then VV and Snap will negotiate in good faith the terms for application of this Agreement to Canada and its possessions and territories.

           (y)  User. Any end user of the World Wide Web part of the Internet.

           (z) Vertical Internet Business. Any information, navigation and content aggregation service, community service or e-commerce service that is designed to organize a specific type of content that is limited in scope or by topic -- for example, an Internet service that provides content aggregation for money, business and financial services (e.g., CBS Marketwatch), an Internet service that provides community services limited to certain topics (e.g., Launch Media, a music community) or that is limited to certain groups (e.g., iVillage, a women's community) or an Internet service that markets and sells a limited type or category of product or service (e.g., consumer electronics -- Egghead.com or mail - Mail.com).

    1.2 General Rules of Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references to "party" and "parties" shall be deemed references to the parties of this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein or unless the context shall otherwise require, any provision of this Agreement using an undefined term in connection with the production, co-production, distribution, exhibition, broadcast, transmission or other activity related to television programming shall have the meaning customarily ascribed to such term in the television industry in the Territory.

SECTION 2. GRANT OF LICENSE AND USE OF THE EXCLUSIVE MARK AND THE NON-EXCLUSIVE
           MARKS

    2.1 Grant of Exclusive License for Television Home Shopping Service. Subject to the terms and conditions contained herein and for the Term specified herein, Snap hereby grants to VV, and VV hereby accepts from Snap, an exclusive, non-transferable license to use the Exclusive Mark and the URL in the Territory:
(a) in connection with the operation, distribution,


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exhibition and transmission of a Television Home Shopping Service by means of
Television and Commerce Opportunities by means of Television; and (b) in conjunction with Licensed Advertising distributed by VV to advertise such Television Home Shopping Service, consistent with the terms and conditions hereof.

    2.2    Grant of Exclusive License for Online Home Shopping Service.
Subject to the terms and conditions contained herein, Snap hereby grants to VV, and VV hereby accepts from Snap, an exclusive, non-transferable license to use the Exclusive Mark and the URL: (a) in connection with the development, operation, distribution, exhibition and transmission of an Online Home Shopping Service at the URL pursuant to the Interactive Agreement, the Interactive Delivery of audio and/or video excerpts of the Television Home Shopping Service described in Section 2.1 hereof and the transmission and streaming of the Television Home Shopping Service described in Section 2.1 hereof, or excerpts thereof, by any Computer Service; and (b) in conjunction with Licensed Advertising distributed by VV to advertise such Online Home Shopping Service, consistent with the terms and conditions hereof.

    2.3 Grant of Non-Exclusive License for Television Home Shopping Service and a Single Retail Store.

           (a) Subject to the terms and conditions contained herein, Snap hereby grants to VV, and VV hereby accepts from Snap, a non-exclusive, non-transferable license to use the Non-Exclusive Marks: (i) in connection with the operation, distribution, exhibition and transmission of a Television Home Shopping Service by means of Television, and (ii) in conjunction with Licensed Advertising distributed by VV to advertise such Television Home Shopping Service, consistent with the terms and conditions hereof.

          (b) Subject to the terms and conditions contained herein, Snap hereby grants to VV, and VV hereby accepts from Snap, a non-exclusive, non-transferable license to the Exclusive Mark in connection with the operation of a single retail "bricks and mortar" outlet store located at or near VV's corporate headquarters.

    2.4 Grant of Non-Exclusive License for Online Home Shopping Service. Subject to the terms and conditions contained herein, Snap hereby grants to VV, and VV hereby accepts from Snap, an non-exclusive, non-transferable license to use the Non-Exclusive Marks: (a) in connection with the development, operation distribution, exhibition and transmission of an Online Home Shopping Service at the URL pursuant to the Interactive Agreement, the Interactive Delivery of audio and/or video excerpts of the Television Home Shopping Service described in
Section 2.1 hereof and the transmission and streaming of the Television Home Shopping Service described in Section 2.1 hereof, or excerpts thereof, by any Computer Service; and (b) in conjunction with Licensed Advertising distributed by VV to advertise such Online Home Shopping Service, consistent with the terms and conditions hereof.

    2.5 Authority to Sublicense. Only VV is granted the license to use the Exclusive Mark by Snap, under the authority provided herein. VV shall have no right to grant, and shall not grant, to any other Person, including any Affiliate thereof, any license, sublicense or right to use, or otherwise authorize the use of the Exclusive Mark for any purpose whatsoever; provided, however, that VV is hereby granted the right to license or permit (without the right to sublicense): (i) the use of the Exclusive Mark by third parties in connection with Licensed Advertising of the Television Home Shopping Service or the Online Home Shopping Service

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developed by or for VV; and (ii) cable system operators and other operators of
Television that distribute, exhibit, transmit or retransmit VV's Television Home Shopping Service to display, transmit and exhibit (A) the Exclusive Mark or the Non-Exclusive Marks without any changes or alterations thereto, for the purpose of Advertising the Home Shopping Service alone or in conjunction with other television program services, consistent with the terms and conditions hereof and the policies set forth in the Standards and Practices, and (B) the Exclusive Mark in any program guide or other channel listing containing VV's Television Home Shopping Service. Such licenses shall be in writing, approved by appropriate legal counsel acting for Snap in advance of such use and as protective of the Exclusive Mark and the Non-Exclusive Marks as this Agreement. VV shall notify Snap sufficiently in advance of the granting of any such license (or any generic type thereof) to provide Snap a full opportunity to exercise its rights of approval in a deliberate manner. Following such notification, should Snap request a full review of any such proposed license, VV shall not purport to grant any such license to use the Exclusive Mark without the prior written consent of Snap, and any such purported grant made without such consent shall have no effect and shall be null and void from their inception. Notwithstanding the foregoing, VV may provide Snap, for its full review and approval, with a form of sublicense agreement which shall be as protective of the Exclusive Mark and the Non-Exclusive Marks as this Agreement; following Snap's written approval of such form (and prior to Snap's revocation of such approval), VV may grant sublicenses to third parties using such form without any further approval by Snap; provided that, promptly after the grant of any such sublicense, VV provides Snap with a complete executed copy of such sublicense.

    2.6    Exclusivity.

           (a) Restrictions on Use of Mark by Snap. Notwithstanding any other provision in this Agreement to the contrary, Snap shall not use or exploit, or license any Person, including, without limitation, Snap and its Affiliates, to use or exploit the Exclusive Mark in connection with (i) the operation, distribution, exhibition or transmission of: (A) a Television Home Shopping Service by means of Television in the Territory during the Term or any Commerce Opportunity by means of Television in the Territory or (B) an Online Home Shopping Service in the Territory (ie, at a universal resource locator allocated only to entities in the Territory) during the Term, except as set forth in this Agreement or (ii) the operation of a single retail "bricks and mortar" outlet store located at or near VV's corporate headquarters.

           (b) Uses Permitted to Snap. Notwithstanding any other provision in this Agreement to the contrary, Snap and its Affiliates shall have the right to
(i) distribute, transmit, exhibit and use the Exclusive Mark, by any means or media, in conjunction with Advertising of Snap or Snap's own products and services; (ii) use the Non-Exclusive Marks to produce, develop, transmit, distribute, sublicense and exhibit online or interactive programming in connection with Computer Services, Commerce Opportunities or e-commerce or online home shopping services; (iii) use the Non-Exclusive Marks and the Exclusive Mark, for Advertising of VV's Television Home Shopping Service or Online Home Shopping Service in consultation with VV; (iv) use the Non-Exclusive Marks in conjunction with other online services, "brick and mortar" retail services, and television programming; (v) use the Non-Exclusive Marks or the Exclusive Mark, for non-Commerce Opportunities, including, without limitation, interactive Television and (vi) for all purposes outside the Territory.


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           (c)  Except as expressly set forth in this Agreement, all rights granted herein by Snap to VV with respect to the Exclusive Mark are non-exclusive.

    2.7    Conditions of VV's Use.

           (a) VV agrees that its Television Home Shopping Services during the Term in the Territory shall consist of at least one 24 hour/7 day television programming service branded using the Exclusive Mark (and on an exclusive basis no later than June 1, 2000), and that the URL shall be the exclusive Internet sales outlet for VV's Television Home Shopping Service(s) and other Commerce Opportunities offered by VV by means of Television in the Territory.

           (b) VV and its direct and indirect Subsidiaries will not (i) authorize or permit NBC Competitors or NBCi Competitors (other than Snap, NBC Internet, Inc. and their respective direct and indirect Subsidiaries) to co-brand any of its properties, products or services with the Exclusive Mark or any Non-Exclusive Mark, (ii) Control or operate a Portal Service or a Community Service, (iii) Control or operate an e-Commerce Service that competes in scope and range with Xoom.com, Inc.'s e-Commerce Service as of the Effective Date , other than in connection with this Agreement and the Interactive Agreement, or
(iv) invest in, purchase or loan money to an NBCi Competitor.

           (c) Except as expressly set forth in Section 2.7(d) hereof, nothing contained herein shall permit VV to use the Non-Exclusive Marks, or the Exclusive Mark, or any other words, terms or designs which but for this Agreement VV would not be permitted to use as, or as part of, a corporate name or business name, in any filing or recordation with a Governmental Authority or in executing any Contract without the prior written approval of Snap.

           (d) VV shall have the right to use the Exclusive Mark in a trade name or trade dress and can include the Exclusive Mark in any filing or recordation with a Governmental Authority, only to the extent: (i) such filing or recordation with such Governmental Authority requires VV to disclose or otherwise use such trade name or trade dress; and (ii) such use does not assign, transfer or otherwise convey to VV any rights or title to, or interest in the Exclusive Mark.

    2.8    Reservation of Rights to the Exclusive Mark and the Non-Exclusive
 Marks.

           (a) As between Snap and VV, all rights in and to any of the Exclusive Mark and the Non-Exclusive Marks not expressly licensed to VV hereunder are expressly reserved to Snap, including without limitation, (i) the right to use the Exclusive Mark for any purpose whatsoever outside the Territory and, within the Territory, in conjunction with other online services, "brick and mortar" retail services (other than the retail store described in Section 2.3(b) hereof), and television programming not providing Television Home Shopping Services or Commerce Opportunities and (ii) the right to use any Non-Exclusive Mark for any purpose whatsoever, whether within or outside the Territory. As between Snap and VV, all rights in and to all other trademarks, service marks, trade names, trading styles and fictitious business names of Snap, or any of its Affiliates, regardless of whether the Exclusive Mark or the Non-Exclusive Marks are a part thereof, are reserved to Snap and its Affiliates.


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           (b)  As between the parties, VV shall retain all rights in and to all trademarks, service marks, trade names, trading styles and fictitious business names of VV, or any of its Affiliates, which do not contain or otherwise incorporate the Exclusive Mark, the URL or any Non-Exclusive Mark, in whole or in part.

    2.9    Mandatory Use of the Exclusive Mark During the Term and in the
Territory.

           (a) Television Home Shopping Service. Subject to compliance with the Standards and Practices and the other terms and conditions hereof, VV shall have the right to use, and following the Launch Date shall use, exclusively and predominantly, the Exclusive Mark for the branding, Advertising and identifying of VV's Television Home Shopping Service as it is distributed, exhibited and transmitted on Television during the Term and in the Territory. VV shall promote the URL on its Television Home Shopping Service in substantially the same amount as VV's 1-800 (or similar) telephone number. VV agrees that it shall commence the use of the Exclusive Mark on its Television Home Shopping Service and Online Home Shopping Service as soon as practicable following the Effective Date and that the Launch Date shall be no later than June 1, 2000.

           (b) Online Home Shopping Service. Subject to compliance with the Standards and Practices and the other terms and conditions hereof, VV shall have the right to use, and following the Launch Date shall use, exclusively and predominantly, the Exclusive Mark for the branding, Advertising and identifying of VV's Online Home Shopping Service as it is developed, implemented, distributed exhibited and transmitted by any Computer Service during the Term and shall operate such Online Home Shopping Service exclusively at the URL; provided, however, that with respect to third party merchandise sold on the Television Home Shopping Service, VV shall use commercially reasonable efforts to always promote the URL or an alternate Non-Exclusive Mark URL for any on air promotion that leads a User to a website, with such obligation dependant on Snap's delivery of an appropriate, easily memorable Non-Exclusive Mark URL (e.g., Snap.com\victoria for Victoria's Secret) for each third party merchant.

           (c) Advertising. Subject to compliance with the Standards and Practices and the other terms and conditions hereof, VV shall have the right to use, and following the Launch Date shall use, exclusively and predominantly, the Exclusive Mark, on all of the Advertising produced, distributed or otherwise used by VV for the Advertising of VV's Television Home Shopping Service and Online Home Shopping Service, subject to pre-approval or automatic approval by Snap pursuant to Section 3.4 and the other terms and conditions hereof.

           (d) Removal. Notwithstanding anything contained herein to the contrary, during the Term and in the Territory, VV shall not remove the Exclusive Mark from its Television Home Shopping Service or Online Home Shopping Service and the Licensed Advertising approved or deemed approved by Snap, as the case may be, except as required pursuant to Section 7.3 or 7.4 hereof.

    2.10 Permissive Use of the Exclusive Mark. Subject to compliance with the Standards and Practices and the other terms and conditions hereof, VV shall have the right, but not the obligation, to create and develop, or cause to be created and developed, Licensed Advertising and corporate communications materials, such as stationary, business cards, building signage (interior and exterior) and trade materials for use in connection with the distribution, exhibition or transmission of its Television Home Shopping Service and Online Home Shopping Service featuring the Exclusive Mark. The Licensed Advertising shall be created, developed and produced by or under the control of VV, with the guidance and input of Snap, at VVs sole cost and expense, subject to the terms and conditions contained herein, including
Section 3.4 hereof.

SECTION 3. QUALITY CONTROL

    3.1 Maintenance of Quality Television Home Shopping Services. VV agrees to maintain the quality of its Television Home Shopping Service at a level that is at least commensurate with the services as offered by VV today. VV and Snap agree that the parties shall work together to develop a cohesive marketing and advertising strategy consistent with the Interactive Agreement, and that Snap shall be involved in the development of Licensed Advertising for VV's Television Home Shopping Service and Online Home Shopping Service.

    3.2 Correction of Non-Compliant Uses. VV shall comply with the Standards and Practices, the Design Standards and any other guidelines reasonably provided by Snap, and shall correct any deficiencies in the use of the Exclusive Mark or any Non-Exclusive Mark upon notice from Snap, within a reasonable period that shall not exceed thirty days.

    3.3 Quality Standards for Online Home Shopping Services In connection with the development, implementation, operation and transmittal of the Online Home Shopping Service, the following standards shall be met or exceeded:

           (a) Operations. The Online Home Shopping Service (i) will be operational and fully functional in all material respects (i.e. capable of displaying information and conducting transactions as contemplated in the ordinary course of business) at least 99% of the time during any 30 day period;
(ii) the average time required to start displaying the HTML for text and graphics on a page of the Online Home Shopping Service after a link from any site shall not exceed a daily average of five seconds, the average time required to deliver an entire page of the Online Home Shopping Service over the open Internet shall not exceed a daily average of six seconds, where VV may assume standard fractional T1 connectivity from the desktop to the Internet and the average time required to start displaying, or to deliver an entire page of, the HTML for any audio or video on a page of the Online Home Shopping Service after a link from any site shall not exceed the daily average for audio or video for Portal Services over the open Internet; (iii) VV shall provide to users on the Online Home Shopping Service at least the same level of service as is offered to Users on Snap.com; and (iv) VV shall use reasonable commercial efforts to notify Snap at least three (3) days in advance of planned outage periods for system maintenance, etc.

           (b) Online Policies and Customer Support. The Online Home Shopping Service (i) will comply with Snap's security and privacy policy standards for online commerce; and (ii) VV shall provide commercially reasonable maintenance and technical support to all end users, with prompt response times defined as: electronic mail: eight (8) hours; telephone: M-Fri 8AM-7PM P.S.T.; and Pager response to technical support inquiries from Snap: 120 Minutes.

           (c) Quality of Content. The Online Home Shopping Service will offer products and services featured on the Television Home Shopping Service, as well as other products and services and links to various resources. All products or services offered on, and all content contained on the Online Home Shopping Services shall (i) be of a quality at least equal to the products, services and content available on Snap; (ii) shall comply with the Standards and Practices;
(iii) not contain defamatory or libelous material or material which discloses private or personal matters concerning any person, without such person's consent; (iv) not permit to appear or be uploaded any messages, data, images or programs which are illegal, contain nudity or sexually explicit content or are, by law, obscene, profane or pornographic; or (v) not permit to appear or be uploaded any messages, data, images or programs that would knowingly or intentionally (which includes imputed intent) violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information, or trademarks or service marks used in an infringing fashion.

           Notwithstanding anything to the contrary contained in this Section 3.3, Snap shall have the right to update the quality standards contained in this
Section 3.3 from time to time to meet the average commercial quality standards contained in Snap's other Internet transactions at that time, subject to VV's approval (such approval not to be unreasonably withheld or delayed).

    3.4    Licensed Advertising.

           (a) New Advertising Approval Process. VV shall submit for Snap's approval or disapproval following the procedures set forth in this Section 3.4(a), any uses of the Exclusive Mark or any Non-Exclusive Mark in connection with "New Advertising," which for the purposes of this section shall mean new Advertising campaigns, i.e. a series or group of advertisements or promotions directed at either consumers or the trade, media kits that are new, new electronic press kits, new sales presentations or templates for sales presentations, and new collateral materials, i.e. trade gifts, sales sheets, binders, folders, etc., connected with any new Advertising campaign.

                (i) Materials to be Submitted. VV shall submit for Snap's approval or disapproval, the following (all proposals, materials and information submitted to Snap pursuant to this Section 3.4(b) shall be collectively referred to as the "Materials"):

                     (A) if the particular artwork, music or film to be used in the Advertising has not yet been completed, the rough cut, the final cut and the final script, as and when they become available, of such Advertising, and if such Advertising has been completed, a VHS copy of such Advertising and the final script thereof;

                     (B) proofs or other representations of any such Advertising, including, as applicable or available, scripts, story boards, television and radio commercials, print advertisements, publicity releases, promotional materials and other materials, specifications or information; and

                     (C) any other materials, specifications or information as Snap may reasonably request to verify compliance with the standards and specifications required hereunder and the representations, warranties, covenants and agreements of VV hereunder, which VV has in its possession or can obtain without unreasonable expense or effort.

                (ii) Approval. To the extent practicable, VV and Snap shall agree on a schedule by which Snap shall review and approve or disapprove, which approval or disapproval shall not be unreasonably withheld or given (it being understood that it shall be unreasonable for Snap to withhold approval of New Advertising that complies with the Design Standards and the Standards and Practices and also follows the branding and themes of Snap's then-current advertising campaign), the Materials submitted by VV to Snap in connection with Advertising as required by this Section 3.4; provided, however, that Snap shall advise VV of Snap's approval or disapproval of any Advertising no later than five (5) Business Days following Snap's receipt of the Materials. If Snap approves any Advertising, such Advertising shall become Licensed Advertising, subject to VV's compliance with the terms and conditions of this Agreement. Snap shall designate, from time to time, an adequate number of representatives who shall have full authority to approve or disapprove, on behalf of Snap, all Advertising submitted by VV to Snap for approval pursuant to this section.

                (iii) Deemed Approval. If Snap fails to approve or disapprove the Materials within the time period set forth above, the Advertising, shall be deemed approved by Snap, provided that VV's uses of such Advertising are consistent with the proposed uses of the Materials (i.e., media and audience) and comply with the terms and conditions hereof, including the Design Standards and the Standards and Practices.

           (b) Automatic Approval. If VV or an authorized third party desires to use the Exclusive Mark in connection with Advertising (other than New Advertising) which complies with the Design Standards and the Standards and Practices and also follows the branding and themes of either (x) Snap's then-current advertising campaign or (y) VV's then most-recent New Advertising approved or deemed approved by Snap, then such Advertising shall be deemed Licensed Advertising without the need to submit Materials to Snap.

           (c) Duration of Approval. Once Licensed Advertising is approved (or deemed approved, as applicable), VV may repeatedly use such Licensed Advertising without the need for further approvals, unless such approval is revoked by Snap which revocation, unless required pursuant to Sections 7.3, shall not be retroactive and shall not be effective until ten (10) Business Days after VV receives written notice of the revocation.

           (d) Specifications. Notwithstanding anything contained herein to the contrary, Licensed Advertising shall comply with, and be produced in accordance with, the standards adopted by Snap for its own Advertising, following Snap's written notification to VV from time to time.

           (e) Samples of Licensed Advertising. Upon Snap's written request from time to time, VV, at its sole cost and expense, deliver within five (5) Business Days to Snap a reasonable number of true, correct and complete samples of any requested Licensed Advertising, in the form in which such Licensed Advertising is most commonly distributed; provided, however, that VV shall deliver such samples to Snap within three (3) Business Days of receipt of written notice from Snap if such written notice states that Snap reasonably believes that such

Licensed Advertising does not comply with the terms and conditions of this Agreement, the Design Standards, the Standards and Practices, the Interactive Agreement or a Requirement of Law.

           (f)  Representations, Warranties, Covenants and Agreements.

                (i) VV shall obtain all reasonably necessary documentation, consents, approvals and permissions of the performers, labor organizations, rights holders and all other Persons whose consent, approval or permission is required for the Licensed Advertising to be exploited as provided in this Agreement prior to using such Licensed Advertising in conjunction with or for advertising the Television Home Shopping Service or Online Home Shopping Service. Without limitation of the foregoing, VV shall provide Snap, upon Snap's reasonable request from time to time with copies of any documentation obtained or acquired by VV pursuant hereto.

                (ii) Unless the parties agree otherwise, to the extent VV, its Affiliates or permitted distributors or sublicensees acquire by operation of law or otherwise, any rights, or title to, or interests in any Non-Exclusive Mark or the Exclusive Mark, or any trademark, service mark, tradename or logo that includes the word "Snap", VV shall automatically assign, and hereby automatically assigns all such rights relating to such Non-Exclusive Mark, the Exclusive Mark or any trademark, service mark, tradename or logo that includes the word "Snap" to Snap. Upon Snap's request from time to time, VV shall execute any documents, transfers, assignments, recordations or filings to effectuate the intent of this provision.

                (iii) Notwithstanding anything contained in this Agreement to the contrary, (A) VV shall have no right to seek, and shall not seek, any registration or intellectual property or proprietary rights in any Licensed Advertising that bears the Exclusive Mark or any Non-Exclusive Mark, in whole or in part; and (B) Snap shall have the right to seek registration and intellectual property and proprietary rights in any Licensed Advertising that bears the Exclusive Mark or any Non-Exclusive Mark, in whole or in part.

                (iv) VV shall have no right to seek, and shall not seek, any registration or license of any universal resource locator or high-level domain name including the letters "Snap" anywhere in the world, including, for example, "SnapShopping.com", "AsSeenOnSnapTV.com", "SnapTV.co.uk", "Snap.co.uk", etc. VV shall assign all such universal resource locators or high-level domain names that it has registered prior to the date hereof, including those locators or domain names listed in Schedule 3.4 hereof, to Snap as soon as practicable following the date hereof, and Snap shall reimburse VV for all out-of-pocket costs paid by VV to Network Solutions in respect of such registrations. To the extent that VV desires to have any such universal resource locator or high-level domain name registered, VV may enter into good faith negotiations with Snap concerning such registration or license and the allocation of costs and revenues arising or derived from such registration or license.

                (v) Upon Snap's request from time to time, VV shall take all reasonable steps to assist Snap to register or protect any Licensed Advertising which incorporate the Exclusive Mark or any Non-Exclusive Mark, pursuant to the copyright, trademark, and other applicable laws and regulations.

                                      -15-
    3.5    General.

           (a) VV acknowledges and agrees that the rights and licenses granted by Snap to VV herein are expressly conditioned upon VV's continued adherence to the terms and conditions of this Agreement, including: (i) the Standards and Practices, Design Standards and the other standards and specifications contained herein; and (ii) VV's representations, warranties, covenants and agreements contained herein.

           (b) VV acknowledges that from time to time, Snap may alter the appearance of the Non-Exclusive Marks, and agrees to change the Exclusive Mark to conform to the then-current appearance of the Non-Exclusive Marks, as they may be altered from time to time. Snap undertakes that it shall provide VV with reasonable notice of such changes so that VV can implement any changes required to ensure that the branding of VV's Television Home Shopping Services and Online Home Shopping Service remain consistent with the branding of Snap; provided, however, that to the extent VV has already paid for or committed to pay for any Licensed Advertising incorporating the Exclusive Mark prior to Snap's change, VV shall be entitled to utilize such Licensed Advertising for a reasonably limited period to be agreed on by Snap and VV.

           (c) VV shall, at all times, in accordance with the Standards and Practices, the Design Standards and any requests by Snap: (i) make appropriate use of the trademark and service mark symbols in conjunction with the use of the Exclusive Mark and the Non-Exclusive Marks, including the use of the letters "TM" or "SM", or the designation"(R)" to the extent applicable; and (ii) indicate appropriation of the Exclusive Mark and the Non-Exclusive Marks by Snap.

           (d) To the extent applicable, VV shall at all times include in the Television Home Shopping Service, the Online Home Shopping Service and all of the Licensed Advertising, an appropriate copyright notice, in the form provided and in the manner required by Snap as the owner of the copyright in the Exclusive Mark and the Non-Exclusive Marks.

           (e) VV shall not produce, manufacture, use, distribute or exhibit anyLicensed Advertising, or any other materials bearing the Exclusive Mark or any Non-Exclusive Mark, except as expressly permitted in this Agreement, without Snap's prior written approval.

           (f)  Except as expressly permitted in the Standards and Procedures or
Section 3 hereof, no changes may be made by VV to the Licensed Advertising, including modifications, edits or other changes thereto, without Snap's prior written approval.

           (g) VV shall operate its Television Home Shopping Service and Online Home Shopping Service and shall use the Exclusive Marks and the Non-Exclusive Marks in compliance with the Standards and Practices, the guidelines of the Direct Marketing Association as well as any applicable Requirement of Law or regulations of any applicable jurisdiction.

           (h) VV shall use the approved Licensed Advertising solely in a manner consistent with the proposed uses of the Materials submitted for approval to Snap.

           (i) Any work done by VV in creating, manufacturing, promoting, distributing, transmitting or exhibiting the Licensed Advertising shall be done entirely at VV's own risk and expense.

           (j) All documents, contracts, instruments, certificates, notices, consents, affidavits, letters, telegrams, telexes, facsimiles, statements, schedules and any other papers (collectively, "Documents") delivered by or on behalf of VV to Snap in connection with any request for Snap's approval hereunder shall be true and correct copies of the originals. VV shall use commercially reasonable efforts to cause all responses to Document requests furnished by or on behalf of VV to Snap pursuant to this Agreement to be complete in all material respects, and VV shall notify Snap in writing if any such response is not complete in all material respects.

           (k) Notwithstanding any right of Snap to investigate the affairs of VV or verify VV's compliance with the terms and conditions of this Agreement, Snap has the right to rely exclusively and fully upon the representations, warranties, covenants and agreements of VV contained in this Agreement and in any Documents delivered by VV to Snap.

    3.6 Association With Other Marks. Subject to the Standards and Practices and the restrictions contained in Section 2.7(b) hereof, VV shall be permitted to engage in co-promotions, tie-ins or similar arrangements with respect to the Licensed Advertising and the Exclusive Mark (but not any Non-Exclusive Mark) and to use the trademark, service mark, trade name or logo of any other Person on or in connection with the Licensed Advertising or the Exclusive Mark (but not any Non-Exclusive Mark) without Snap's prior written approval, and may use third party trademarks, trade names or logos to identify the sponsor of a program on the Television Home Shopping Service, provided, however, that any such use does not create a composite mark with respect to the Exclusive Mark; and provided, further, that notwithstanding anything to the contrary contained herein, any such co-promotion, tie-in or similar arrangement does not involve any NBC Competitor or NBCi Competitor and that the trademark, service mark, tradename or logo of any NBC Competitor or NBCi Competitor is not used on or in connection with the Licensed Advertising, the Exclusive Mark or any Non-Exclusive Mark. Uses not in compliance with the Standards and Practices and the restrictions contained in Section 2.7(b) or this Section 3.6 must be approved by Snap in writing.

    3.7 Restriction on Composite Marks. VV shall not use any new or additional trademarks, service marks, tradenames, trading styles, or fictitious business names in conjunction with the Exclusive Mark or any Non-Exclusive Mark that create or result in any composite marks using the Exclusive Mark or any Non-Exclusive Mark without the prior written approval (or deemed approval, in accordance with the terms and conditions of Section 3.4 hereof) of Snap.

SECTION 4. USE OF THE EXCLUSIVE MARK AND THE NON-EXCLUSIVE MARKS

    4.1    Use of the Exclusive Mark. VV covenants and agrees that:

           (a) it shall not use the Exclusive Mark or any Non-Exclusive Mark or any variation on the Exclusive Mark or Non-Exclusive Mark in violation of the terms of this Agreement, any applicable Requirement of Law, or the requirements of the Standards and Practices;

           (b) it shall not alter, mutilate, dilute, create derivative forms of, or otherwise change the format of the Exclusive Mark or any Non-Exclusive Mark in any way or for any purpose, except as expressly permitted herein;

           (c) it shall not assign, transfer, permit any Lien against, or otherwise encumber the Exclusive Mark or any Non-Exclusive Mark, or its rights hereunder in any way, except as expressly permitted herein;

           (d) it shall not use the Exclusive Mark or any Non-Exclusive Mark, or any other materials contemplated by this Agreement in conjunction with any activity, facility or publication which is in violation of any applicable Requirement of Law or the Standards and Practices, or which holds Snap, or any Affiliate thereof, up to potential embarrassment, contempt, scandal, or ridicule or otherwise compromises the reputation, goodwill or value associated with the Exclusive Mark or the Non-Exclusive Marks, provided, however, VV shall not be deemed to be in breach of this Section 4.1(d) if Snap has approved, pursuant to
Section 3.4, the use of the Exclusive Mark of such Non-Exclusive Mark in connection with any Licensed Advertising and VV has provided Snap all relevant information and all samples requested in accordance herewith in connection with such use as required herein;

           (e) it shall not adopt or use, or encourage any Person to adopt or use, any trademark, service mark, tradename, trading style, fictitious business name, logo or design which, but for this Agreement, VV would not be permitted to use, except as expressly permitted herein; and

           (f) it shall ensure that the quality of the Licensed Advertising manufactured, produced, created or distributed by or on behalf of VV are in compliance with the Standards and Practices and will not in any way diminish the Exclusive Mark or any Non-Exclusive Mark and the goodwill, value and reputation pertaining thereto.

    4.2    Ownership of the Exclusive Mark and the Non-Exclusive Mark.

           (a) The Exclusive Mark and the Non-Exclusive Marks , together with the value and goodwill of the business symbolized thereby, are and shall remain the sole and exclusive property of Snap throughout the world.

           (b)  VV shall not at any time during or after the Term hereof:

                (i) challenge the title or any other rights of Snap or their Affiliates, as the case may be, in or to the Exclusive Mark or any Non-Exclusive Mark or any variations thereof or any parts or derivative works thereof;

                (ii) contest the validity of the Exclusive Mark or any Non-Exclusive Mark or any registrations or protection thereof held by Snap or their designees, as the case maybe;

                (iii) claim any rights, or title to, or interests in the Exclusive Mark or any Non-Exclusive Mark or any variations thereof, or any parts or derivative works thereof;

                (iv) register or apply for registration or protection of the Exclusive Mark or any Non-Exclusive Mark or any works containing or incorporating Exclusive Mark or any Non-Exclusive Mark;

           (c) Except for the rights granted herein, any and all uses of the Exclusive Marks and the Non-Exclusive Marks shall inure exclusively to the benefit of Snap; and

           (d) Upon Snap's request from time to time, VV shall execute and deliver to Snap any assignments, declarations, governmental filings or other documents that Snap or deems to be reasonably necessary to protect Snap's rights and title to, and interests in the Exclusive Marks or the Non-Exclusive Marks and the intellectual property and proprietary rights related thereto.

    4.3 Infringement of the Exclusive Mark or the Non-Exclusive Marks. VV shall promptly notify Snap of any acts, claims, demands or causes of action of which it learns, based upon, relating to, or arising from any attempt by any other Person to use any element of the Exclusive Mark or any Non-Exclusive Mark or any colorable imitation thereof of which VV becomes aware, in each case that would result in a material diminution or impairment of Snap's rights in such marks or content; it being understood that any infringement of the Exclusive Mark or any Non-Exclusive Mark would result in a material diminution or impairment of Snap's rights in such marks. Snap shall promptly notify VV of any acts, claims, demands or causes of action of which it learns, based upon, relating to, or arising from any attempt by any other Person to use the Exclusive Mark (but not any Non-Exclusive Mark) or any colorable imitation thereof of which Snap becomes aware, in each case that would result in a material diminution or impairment of VV's rights in such marks or content; it being understood that any use of the Exclusive Mark for Commerce Opportunities would result in a material diminution or impairment of VV's rights in the Exclusive Mark. VV shall notify Snap promptly of any litigation or arbitration instituted or threatened by any Person against VV involving the Exclusive Mark or any Non-Exclusive Mark. Snap also shall notify VV promptly of any litigation or arbitration instituted or threatened by any Person against Snap involving VV's use of the Exclusive Mark. Snap shall have the sole right to decide whether or not proceedings alleging infringement of the Exclusive Mark and/or the Non-Exclusive Marks shall be brought against third parties and to control any litigation or arbitration involving the Exclusive Mark and/or the Non-Exclusive Marks. If Snap does not exercise its rights pursuant to the preceding sentence with respect to VV's use of the Exclusive Mark, VV shall have the right to bring such proceedings; provided, however, that Snap shall have the right to determine and adopt (or, in the case of a proposal by VV or the alleged infringer, to approve) a settlement of such matter in its reasonable discretion, except that Snap need not consent to any settlement that (a) imposes any monetary or nonmonetary obligation on Snap or (b) diminishes or adversely effects Snap's rights in or to the Exclusive Mark. Subject to the preceding sentence, Snap shall have the sole right to defend the Exclusive Mark and the Non-Exclusive Marks , at its expense, against imitation, infringement or any claim of prior use.

SECTION 5. ROYALTIES

    5.1 Royalty Rate. In consideration for the rights granted herein, VV will pay Snap a royalty of two percent (2%) of Gross Revenue.

    5.2. Statements and Payments. (a) VV shall deliver to Snap, within forty-five (45) days after the end of each calendar quarter following the Launch Date during the entire Term of this Agreement, a complete and accurate statement, certified to be accurate by an officer of VV, showing the number, description and gross sale price of all Commerce Opportunities distributed or sold or otherwise exploited that generated Gross Revenues during the preceding calendar quarter ("Reporting Period") together with any returns or other chargebacks made (i) during such Reporting Period or (i) any preceding Reporting Period that were not included in the statement for such preceding Reporting Period. Such statements shall be furnished to Snap whether or not any Commerce Opportunity occurred during the Reporting Period for which such statement is due. VV shall pay to Snap within forty-five (45) days after the end of each calendar quarter during the entire Term of this Agreement, all Royalties earned under the terms hereof for the Reporting Period, less any returns or chargebacks for any preceding Reporting Period for which Gross Revenues were already paid to Snap. The receipt or acceptance by Snap of any statement or of any Royalty paid hereunder shall not preclude Snap from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in connection therewith, they shall immediately be rectified and the appropriate payment made by VV to Snap.

           (b) Time is of the essence with respect to all payments to be made hereunder by VV. Interest at a rate of the lesser of one and one-half percent (1 1/2%) per month, or the maximum rate allowed by law, shall accrue on any amount due Snap hereunder from and after the date on which the payment is due until the date of receipt of payment.

           (c) All transactions under this Agreement, including without limitation, all payments of royalties shall be with or made payable in the name of Snap, or its designated assigns, if applicable.

    5.3    Books and Records/Audit

           (a) VV agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to the license being granted herein. Snap or any duly authorized representative shall have the right, at all reasonable hours of the day, to audit VV's books of account and records and all other documents and material in the possession or under the control of VV with respect to the subject matter and the terms of this Agreement and to make copies and extracts thereof. In the event that any such audit reveals an underpayment by VV, VV shall immediately remit payment to Snap in the amount of such underpayment plus interest calculated at a rate of one and one-half (1 1/2%) per month, or the maximum rate allowed by law, compounded daily, calculated from the date such payments were actually due until the date when such payment is in fact actually made. Further, in the event that any such underpayment is greater than five percent (5%) of the Royalties due for any Reporting Period, VV shall reimburse Snap for the reasonable costs and expenses of such audit.

           (b) All books of account and records of VV covering all transactions relating to the Online Home Shopping Service shall be retained by VV for at least three (3) years after the expiration or termination of this Agreement, as the case may be, for possible inspection and/or audit by Snap.

SECTION 6. INDEMNITY

    6.1 Snap Indemnification Obligation. Subject to VV's material compliance with the terms and conditions of this Agreement, Snap shall indemnify, defend, and hold harmless VV and its respective successors and assigns and the directors, officers, employees, and agents of each ("VV Indemnified Group") from and against any claims, actions, assessments, losses, damages, liabilities, costs, expenses of litigation (including reasonable attorneys' fees), and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by a member of the VV Indemnified Group, to the extent arising from any of the following: (i) any claim by a third party that VV's use or exercise of the rights licensed or assigned herein infringes any third party's rights; or (ii) any breach of Snap's representations, warranties, covenants or agreements contained in this Agreement.

    6.2 VV Indemnification Obligation. Subject to Snap's material compliance with the terms and conditions of this Agreement, VV shall indemnify, defend, and hold harmless Snap, its Affiliates and their respective successors and assigns and the directors, officers, employees, and any agents of each ("Snap Indemnified Group") from and against any Losses, asserted against, resulting to, imposed upon, or incurred by a member of the Snap's Indemnified Group, to the extent arising from any breach of VV's representations, warranties, covenants or agreements contained in this Agreement.

    6.3 Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 6.1 or 6.2, specifying in reasonable detail the nature of the Loss (the "Claim"); provided, however, that the failure to provide such notice shall not limit the Claimant's right to indemnification hereunder except to the extent that the Obligor is materially prejudiced hereunder. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation in its possession and reasonably requested by the Obligor to support, verify and defend against the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges that it may assert in any foreseeable litigation.

    6.4 Defense. The Claimant shall permit the Obligor to assume the defense of such Claim and any litigation resulting therefrom (and to prosecute by way of counterclaim or third party complaint any claim against such third party arising out of or relating to the Claim in question) upon receipt by the Claimant of the Obligor's written acknowledgment of its obligation to indemnify the Claimant with respect to the Claim and its agreement to assume the defense of such Claim. After giving such notice of assumption, the Obligor shall not be liable under this Agreement for any legal or other expenses subsequently incurred by the Claimant in connection with such defense but the Obligor shall be responsible for all such expenses incurred by the Claimant in connection with the Claim prior to such assumption. Notwithstanding the foregoing, any Claimant shall be entitled to conduct its own defense at the cost and expense of the Obligor if the Claimant can establish, by reasonable evidence, that the conduct of its defense by the Obligor would reasonably be likely to prejudice the Claimant due to the nature of any claims or counterclaims presented or by virtue of a conflict between the interest of the Claimant and the Obligor. Claimant may participate in such defense at its own expense. Counsel selected by the Obligor or by the Claimant to defend any Claim shall be subject to the reasonable approval of the other party. If the Obligor fails to assume the defense of any such Claim as provided above within a reasonable time (which shall be such period of time as will not, in the reasonable judgment of the Claimant, result in prejudice to the rights of the Claimant) after due notice has been given of a Claim, then until such time as the Obligor shall make such assumption, the Claimant shall have the right to prosecute and conduct its own defense by counsel of its choice, and in connection therewith shall have full right to conduct the defense thereof and to enter into any compromise or settlement thereof without the consent of the Obligor. Such defense shall be at the cost and expense of the Obligor if the Obligor subsequently assumes such defense as provided above, or if it is subsequently determined that the Obligor is or was obligated to defend or indemnify the Claimant with respect to such Claim. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall provide reasonable cooperation in the defense or prosecution thereof.

    6.5 Settlement. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that (a) imposes any nonmonetary obligation or (b) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably delayed or withheld, except in the case where Obligor has not acknowledged liability hereunder.

SECTION 7. TERM AND TERMINATION

    7.1 Term. The term of this Agreement will begin on the date hereof and end on the tenth (10th) anniversary of the date hereof, unless otherwise terminated in accordance with this Agreement.

    7.2 Grounds for Termination. The provisions of this Agreement may be terminated as follows:

           (a) by either Snap or VV, upon any termination of the Interactive Agreement, which termination will be effective as of the effective date of the termination of the Interactive Agreement;

           (b) by either VV or Snap, in the event that (i) the other party files any petition for bankruptcy or is adjudicated a bankrupt or insolvent under the bankruptcy laws of any jurisdiction; (ii) a petition in bankruptcy is filed against the other party and such petition is not dismissed within 60 days;
(iii) the other party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (iv) the other party discontinues its business; or (v) a receiver or trustee is appointed for the other party, which appointment is not contested by that party within 60 days;

           (c)  by Snap, in the event of a Change of Control of VV;

           (d)  by VV, in the event of a Change of Control of Snap;

           (e) by either party, in the event of any material breach by the other party of this Agreement or any breach by such other party of any material representation, warranty, covenant or agreement contained in this Agreement (it being understood that the substantive quality controls contained in Sections 3 and 4 hereof are material covenants and agreements of VV); provided, however, that if such breach is of such a nature that it can reasonably be cured within 30 days following written notice from the non-breaching party to the breaching party of such breach, then such right of termination may not be exercised unless such breach shall not have been cured within 30 days of the breaching party receiving such written notice; or

           (f) by Snap, in the event (x) of any breach by VV of any of the substantive quality controls contained in Sections 3 and 4 hereof, (y) (i) if such breach is of such a nature than it cannot reasonably be cured or (ii) if such breach is cured within the time period specified in subsection 7.2(e) above, and (z) VV repeatedly breaches the substantive quality controls contained in Sections 3 and 4 hereof following written notice from Snap to VV of such breach and such breaches could dilute or otherwise render material harm to the Exclusive Mark or any Non-Exclusive Mark, provided that Snap shall give written notice of each instance of claimed breach on which Snap bases its claim of termination under this subparagraph.

    7.3 Termination of Rights and Obligations. Subject to Section 7.4 below, upon termination of this Agreement for any reason, all rights and obligations of both parties under this Agreement shall terminate. VV shall return to Snap all master files, samples and exemplars received from Snap, and arrange to have such materials destroyed.

    7.4 Effects of Termination. Upon termination of this Agreement for any reason VV shall take all reasonably necessary actions to eliminate the use of the Exclusive Mark and the Non-Exclusive Marks upon the expiration of the term of this Agreement and, in the event of any termination prior to such time, as promptly as reasonably practical, but in no event later than one hundred eighty
(180) days after such early termination; provided, however, that in the event of early termination of this Agreement by Snap in connection with Section 7.2(e) or 7.2(f), VV shall eliminate all use of the Exclusive Mark and the Non-Exclusive Marks within ninety (90) days after such early termination; provided, further, that during any such transition period, VV may cause the URL to automatically forward Users to VV's new Online Home Shopping Service so long as such Online Home Shopping Service is not Controlled by an NBCi Competitor.

SECTION 8. MISCELLANEOUS

    8.1 Exclusion of Remedies; Limitation on Liability. To the extent allowed by applicable law, in no event shall either party be liable for any special, consequential, incidental, indirect, or punitive damages of any kind, or any lost profits, lost revenues, or lost business arising from or relating to this Agreement, even if a party has been advised of the possibility of such damages, however caused.

    8.2 Successors and Assigns. Subject to the following sentences, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. Neither party may assign or otherwise transfer this Agreement, except in connection with a merger, reorganization, or transfer of all or substantially all of the assets of such party to which this Agreement relates, provided that the assignee or transferee shall agree in writing to be bound by this Agreement; provided, however, that Snap may assign this Agreement to NBC Internet, Inc. or any of its direct or indirect Subsidiaries in connection with the reorganization of Snap and Xoom.com, Inc. provided that NBC Internet, Inc. or such Subsidiary signs a counterpart to this Agreement and agrees to be bound by it. Any purported assignment made in contravention of this Section 8.2 shall be null and void from its inception.

    8.3 Amendment; Waiver. This Agreement may be amended only by a written instrument duly executed by Snap and VV. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    8.4 Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or overnight carrier or sent by facsimile (with such facsimile to be confirmed promptly in writing sent by first class mail or overnight carrier), sent as follows:

                           If to Snap, addressed to:

                                   SNAP! LLC
                                   One Beach Street
                                   San Francisco, California 94133
                                   Attention: Chief Financial Officer
                                   Fax: 415-392-9088

                           With a copy to:

                                    National Broadcasting Company, Inc.
                                    30 Rockefeller Plaza
                                    New York, New York 10112
                                    Attention: Trademark Counsel
                                    Fax: (212) 664-

                           If to VV, addressed to:

                                    ValueVision International, Inc.
                                    6740 Shady Oak Road
                                    Eden Prairie, Minnesota 55344-3433
                                    Attention: General Counsel
                                    Fax: (612) 947-0188

                           With a copy to:

                                    Latham & Watkins
                                    633 West Fifth Street
                                    Suite 4000
                                    Los Angeles, CA 90071
                                    Attention: Michael W. Sturrock
                                    Fax: (213) 891-8763

or to such other address or addresses or facsimile number or numbers as any of the parties hereto may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by facsimile or one business day after being sent by an overnight carrier or three business days after being sent by first class mail.

    8.5 Entire Agreement. This Agreement, the Interactive Agreement, the Warrant Purchase Agreement dated as of the date hereof among Snap, VV and Xoom.com, Inc. and the exhibits and schedules hereto and thereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties hereto with regard to such subject matter.

    8.6 Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party disclosed during the Term, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information; (iii) any reporting information herein; (iv) any non-public information; (v) any information marked as confidential; and (vi) the material terms of this Agreement and the relationship between the parties (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for its own benefit or for the benefit of any third party. Each party's obligations in this Section with respect to any portion of the other party's Confidential Information shall terminate when the party seeking to avoid its obligation under such Section can document that: (i) it was in the public domain before, at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence before, at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it is or was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement.

    8.7 Specific Performance. The parties hereto agree that irreparable damage that cannot adequately be addressed by monetary relief will occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the Section 7 hereof and interlocutory injunctions preventing misuse of the Exclusive Mark or any Non-Exclusive Mark or any further violation of this Agreement, in addition to any other remedy at law or in equity.

    8.8 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to seek any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

    8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and to be performed entirely in such state. Each party irrevocably and unconditionally submits, to the exclusive jurisdiction of any state or federal court sitting in the County of New York, New York, in any suit, action or proceeding arising out of or relating to this Agreement and for recognition or enforcement of any judgment relating thereto. Each party irrevocably and unconditionally (i) waives any objection which it may now or hereafter have to the laying of venue in such jurisdiction of any such suit, action or proceeding and (ii) accepts, with regard to any such action or proceeding, the personal jurisdiction of such New York courts and waives any defense or objection that it might otherwise have to such courts' exercise of personal jurisdiction with respect to it. Any and all service of process shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid.

    8.10 Severability. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.

    8.11 Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                        VALUEVISION INTERNATIONAL, INC.



                                        By: /s/ Gene McCaffery
                                            ---------------------------------
                                            Name: Gene McCaffery
                                            Title: Chief Executive Officer


                                            SNAP! LLC



                                         By: /s/ Edmond Sanctis
                                             --------------------------------
                                             Name: Edmond Sanctis
                                             Title: Chief Operating Officer













                          [TRADEMARK LICENSE AGREEMENT]

                                   SCHEDULE 1

                               NON-EXCLUSIVE MARKS

Snap

[more to come]

                                  SCHEDULE 3.4
         "SNAP" UNIVERSAL RESOURCE LOCATORS AND HIGH-LEVEL DOMAIN NAMES

snapcooks.com
snapbytes.com
snaptravels.com
snapwoman.com
snapticks.com
snaprocks.com
snaprolls.com
snapkids.com
snapman.com
snapdiamonds.com
getsnappedup.com
extremelysnapped.com
realsnappy.com
snap4rap.com
snapvalues.com
snapaway.com
snap4deals.com
snapglitters.com
snapdeals.com
snapzap.com
snap2zap.com
snaprap.com
snap2rap.com
1800snaptv.com
snap2buy.com
snap2get.com
snapfit.com
snapwellness.com
snapshape.com
snaptvbucks.com
looksnappy.com
snapgold.com
snapsilver.com
snaptreasures.com
snapjewelry.com
snapbaby.com
snapmagnets.com
1800getsnap.com
snapbuys.com
snapjewels.com
1800callsnap.com
snapdiet.com
feelsnappy.com